Exhibit 10.1

EXECUTION VERSION

June 4, 2024

Swiftmerge Acquisition Corp.

2710 Rosebery Avenue

West Vancouver, BC V7V3A2

Re:	Business Combination

Ladies and Gentlemen:

This amended and restated letter (this “Amended and Restated Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Swiftmerge HoldCo LLC, a limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), and AleAnna Energy, LLC, a Delaware limited liability company (the “Company”) (the Agreement and Plan of Merger, as it may be hereafter amended, the “Merger Agreement”), and hereby amends and restates in its entirety that certain letter agreement, dated December 17, 2021 (the “Prior Letter Agreement”), by and among the SPAC, Swiftmerge Holdings, LP, a Delaware limited partnership (the “Sponsor”), and the other undersigned individuals (each, an “Insider” and collectively, the “Insiders”). Certain capitalized terms used herein are defined in paragraph 1 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the SPAC and the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees with the Company and SPAC as follows:

1. Definitions. As used herein, (i) “Business Combination” shall mean the business combination contemplated by the Merger Agreement; (ii) “SPAC Class B Ordinary Shares” shall mean the 2,250,000 Class B ordinary shares of the SPAC, par value $0.0001 per share, outstanding prior to the consummation of the Transactions; (iii) “SPAC Private Warrants” shall mean the warrants acquired by the Sponsor and certain anchor investors in a private placement that closed simultaneously with the consummation of the IPO (including the Ordinary Shares issuable upon exercise of such SPAC Private Warrants); (iv) “Public Shareholders” shall mean the holders of SPAC Class A Ordinary Shares, including those held by Sponsor; (v) “SPAC Class A Ordinary Shares” shall mean the 4,579,885 Class A ordinary shares of the SPAC (including shares underlying SPAC Units), par value $0.0001 per share, outstanding prior to the consummation of the Transactions (together with the SPAC Class B Ordinary Shares, the “SPAC Ordinary Shares”); (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the IPO and a portion of the proceeds of the sale of the SPAC Private Warrants were deposited simultaneously with the closing of the IPO; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of an security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “SPAC Article of Association” shall mean the SPAC’s Amended and Restated Memorandum and Articles of Association, as amended by those Amendments to the Amended and Restated Memorandum and Articles of Association, dated June 15, 2023, and as further amended by those Amendments to the Amended and Restated Memorandum and Articles of Association, dated March 15, 2024.

2. The Transactions.

(a) The undersigned hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the shareholders of the SPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of SPAC requested by its board or undertaken in furtherance of the Transactions, the undersigned shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her SPAC Ordinary Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her shares of SPAC Ordinary Shares: (1) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof); (2) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger Agreement; (3) in favor of any other SPAC Proposals set forth in SPAC’s Registration Statement on Form S-4 to be filed by SPAC with the SEC relating to the Transactions (including any amendment or supplements thereto, the “Form S-4”); and (4) against the following actions or proposals: (A) any Alternative Transaction or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; (B) any change in the present capitalization of SPAC or any amendment of the SPAC Articles of Association, (C) any liquidation, dissolution or other change in SPAC’s corporate structure or business, (D) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Amended and Restated Letter Agreement or (E) any other action or proposal involving SPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and (ii) not to redeem, elect to redeem or tender or submit any of the SPAC Ordinary Shares owned by it, him or her for redemption in connection with such shareholder approval or proposed Business Combination.

(b) Prior to any valid termination of the Merger Agreement, the undersigned shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement and the undersigned shall be bound by and comply with Sections 8.03 (Access to Information; Confidentiality), 8.04 (Exclusivity) and 8.09 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such person were a signatory to the Merger Agreement with respect to such provisions and each reference to “SPAC” contained in Section 8.04 of the Merger Agreement also referred to Sponsor and each Insider.

(c) If SPAC seeks to consummate the proposed Business Combination by engaging in a tender offer, the undersigned agrees that it, he or she will not sell or tender any SPAC Ordinary Shares owned by it, him or her in connection therewith.

(d) The obligations of the Sponsor specified in this paragraph 2 shall apply whether or not the Business Combination, any of the Transactions or any action described above is recommended by the SPAC Board.

3. Representations and Warranties. The undersigned hereby represents and warrants to SPAC and the Company as follows:

(a)

if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Amended and Restated Letter Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such person;

(b)

if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Amended and Restated Letter Agreement and to perform his or her obligations hereunder;

(c)

this Amended and Restated Letter Agreement has been duly authorized, executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Amended and Restated Letter Agreement, this Amended and Restated Letter Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d)

the execution and delivery of this Amended and Restated Letter Agreement by such person does not, and the performance by such person of its, his or her obligations hereunder will not: (i) if such person is not an individual, conflict with or result in a violation of the organizational documents of such person; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such person or such person’s SPAC Ordinary Shares or SPAC Private Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Amended and Restated Letter Agreement;

(e)

each of the undersigned, if applicable, has good and marketable right, title and interest (legal and beneficial) in and to all of its securities of the SPAC, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind;

(f)

Sponsor hereby represents that (i) Exhibit A hereto is a true and correct list of all of the outstanding securities of the SPAC, including SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Private Warrants, owned of record or “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the Insiders, NRA Parties, Anchor Investors and their respective controlled affiliates and (ii) each of the NRA Parties, Anchor Investors and their respective controlled affiliates that executed a letter agreement in connection with the Transactions (each, a “Surrender Investor”) is agreeing to surrender (i) a pro rata portion of the SPAC Class B Ordinary Shares it holds relative to its ownership percentage of such SPAC Class B Ordinary Shares as of the date hereof and (ii) all of Private Warrants it holds (as applicable) such that each such Surrender Investor is being treated equally on a pari-passu basis or better than Sponsor in connection with the Surrender and the Transactions; and

(g)

upon the Closing, the aggregate number of shares of Surviving PubCo Class A Common Stock owned of record or “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by the Sponsor, the Insiders, the Anchor Investors, the NRA Parties and their respective controlled affiliates, which shares are attributable to “founder shares” as defined in the SPAC’s Annual Report on Form 10-K for the year ended December 31, 2023, does not exceed 1,400,000, and none of any such persons shall own any SPAC Private Warrants.

4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agree, with respect to itself, herself or himself, that in the event that the SPAC fails to consummate an initial business combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the SPAC to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the SPAC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Class A Ordinary Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the SPAC’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the SPAC Articles of Association (A) that would modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the SPAC Class A Ordinary Shares if the SPAC does not complete an initial business combination within the required time period set forth in the SPAC Articles of Association or (B) with respect to any provision relating to the rights of holders of SPAC Class A Ordinary Shares unless the SPAC provides its Public Shareholders with the opportunity to redeem their SPAC Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the SPAC to pay taxes, if any, divided by the number of then-outstanding SPAC Class A Ordinary Shares.

(b) The Sponsor and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the SPAC as a result of any liquidation of the SPAC with respect to the SPAC Class B Ordinary Shares held by it, her or him, if any. The Sponsor and each of the Insiders hereby further waive, with respect to any SPAC Class B Ordinary Shares and SPAC Class A Ordinary Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with the consummation of an initial business combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such initial business combination or a shareholder vote to approve an amendment to the SPAC Articles of Association (i) that would modify the substance or timing of the SPAC’s obligation to provide holders of the SPAC Class

A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the SPAC Class A Ordinary Shares if the SPAC has not consummated an initial business combination within the time period set forth in the SPAC Articles of Association or (ii) with respect to any provision relating to the rights of holders of SPAC Class A Ordinary Shares (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any SPAC Class A Ordinary Shares they hold if the SPAC fails to consummate a Business Combination within the required time period set forth in the SPAC Articles of Association).

5. Surrender of SPAC Ordinary Shares and SPAC Private Warrants. Immediately prior to the Domestication and conditioned upon the Closing, each of the undersigned shall surrender the number of SPAC Ordinary Shares and SPAC Private Warrants held by it, him or her set forth on Exhibit A as a contribution to the capital of the SPAC (the “Surrender”) and shall, at the Effective Time, each shall own that number of shares of Surviving PubCo Class A Common Stock specified opposite its, his or her name on Exhibit A, which shall be subject to the restrictions on transfer set forth in paragraph 6 below (the “Closing Shares”).

6. Lock-up; Transfer Restrictions.

(a) Without limiting their obligations in clauses (b) or (c) below, during the period commencing on the date hereof and ending on the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time, each of the undersigned shall not, without the prior written consent of the SPAC and the Company, Transfer any SPAC Ordinary Shares or SPAC Private Warrants owned by it, him or her.

(b) Each of the undersigned agrees that it, he or she shall not Transfer or cause to be transferred their Closing Shares issued in connection with the Merger until one year following the Effective Time.

(c) Notwithstanding the provisions set forth in paragraphs 6(a) or 6(b), Transfers of the SPAC Ordinary Shares, SPAC Private Warrants and Closing Shares, as applicable, are permitted (i) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors or any members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (vi) in the event of the SPAC’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the SPAC’s shareholders having the right to exchange their shares of SPAC Ordinary Shares or Closing Shares (as applicable) for cash, securities or other property subsequent to the SPAC’s completion of the Transactions; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement to be bound by the transfer restrictions herein and the other restrictions contained in this Amended and Restated Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

7. Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the SPAC and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations hereunder, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. Transaction Expenses and Full Satisfaction. Sponsor shall be responsible for the payment of any and all SPAC Transaction Expenses, obligations owed by SPAC to Sponsor or other payments required by the SPAC for a successful Closing that are not paid by Surviving PubCo at Closing assuming that Surviving PubCo has complied with Section 8.12(a) of the Merger Agreement. For avoidance of doubt, Sponsor acknowledges that upon the payments by Surviving PubCo pursuant to this paragraph 8, together with the retention by Sponsor of its Closing Shares, all SPAC Liabilities, including all loans or other obligations owed by SPAC or Surviving PubCo to Sponsor, including any outstanding loans, shall be deemed paid in full, satisfied and terminated.

9. Payments by the SPAC. Except as disclosed in the Form S-4 and pursuant to the Merger Agreement, neither the Sponsor nor any affiliate of the Sponsor nor any director or officer of the SPAC nor any affiliate of the officers shall receive from the SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Transactions.

10. Director and Officer Liability Insurance. The SPAC will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insiders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

11. Termination. This Amended and Restated Letter Agreement shall terminate upon the earlier of the (i) termination of the Merger Agreement pursuant to its terms (in which case this Amended and Restated Letter Agreement shall be of no further for or effect) and shall revert to the terms of the Prior Letter Agreement or (ii) one year following the consummation of the Transactions.

12. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the SPAC to consummate its initial business combination within the time period set forth in the SPAC Articles of Association, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the SPAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to the SPAC (except for the SPAC’s independent auditors) or (ii) any prospective target business with which the SPAC has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the SPAC by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the SPAC or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the SPAC’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the SPAC’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the SPAC if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the SPAC in writing that it shall undertake such defense.

13. Resignations. Each of the Insiders hereby agrees to resign his or her position with SPAC, effective as of or prior to the Closing.

14. Entire Agreement. This Amended and Restated Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amended and Restated Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

15. Assignment. No party hereto may assign either this Amended and Restated Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the SPAC and the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended and Restated Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees and any such successor, heir, personal representative, assign or permitted transferee shall retain all obligations set forth hereunder.

16. Counterparts. This Amended and Restated Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Amended and Restated Letter Agreement and shall not affect the interpretation thereof.

18. Severability. This Amended and Restated Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended and Restated Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended and Restated Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. Governing Law. This Amended and Restated Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amended and Restated Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

20. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended and Restated Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[Signature Page Follows]

Sincerely,

SWIFTMERGE HOLDINGS, LP

By: Swiftmerge Holdings GP, LLC, its general partner

/s/ Aston Loch
Name:	Aston Loch
Title:	Manager

/s/ George Jones
Name:	George Jones

/s/ John “Sam” Bremner
Name:	John “Sam” Bremner

/s/ Christopher J. Munyan
Name:	Christopher J. Munyan

/s/ Aston Loch
Name:	Aston Loch

/s/ General (Ret.) Wesley K. Clark
Name:	General (Ret.) Wesley K. Clark

/s/ Brett Conrad
Name:	Brett Conrad

/s/ Dr. Leonard Makowka
Name:	Dr. Leonard Makowka

/s/ Dr. Courtney Lyder
Name:	Dr. Courtney Lyder

/s/ Sarah Boatman
Name:	Sarah Boatman

Acknowledged and Agreed:

SWIFTMERGE ACQUISITION CORP.

By:	/s/ John Bremner
Name:	John Bremner
Title:	Chief Executive Officer

Acknowledged and Agreed:

ALEANNA ENERGY, LLC

By:	/s/ William Dirks
Name:	William Dirks
Title:	Chief Executive Officer